Exhibit 99.1

The AsepticSure® Hospital Disinfection System
Introduced to South America

AsepticSure®, the only hospital disinfection system in the world that achieves 100% bactericidal kill, dramatically reducing new rates of hospital acquired infections in the rooms treated, will be distributed in South America by GYD S.A.

Santiago, Chile and San Francisco, California, November 17, 2015.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® Hospital Disinfection System, and GYD S.A. today announced that they have entered into an agreement for the introduction and distribution of AsepticSure® in South America (the “Distribution Agreement”). Medizone granted GYD S.A exclusive distribution rights for the AsepticSure® system in Chile, Brazil, Colombia and Peru.  GYD S.A. will lead the regulatory approval process throughout South America and exclusive distribution rights will be expanded to other countries in South America on a country by country basis as GYD S.A. achieves regulatory approvals and establishes channels of distribution.

GYD S.A. Investment in Medizone International

In connection with the negotiation and execution of the Distribution Agreement, GYD S.A. and three other investors in Chile have invested $1 million in Medizone.  The funding included the sale of 10,000,000 shares of Medizone common stock at a price of $0.10 per share. In addition, the investors acquired stock purchase warrants exercisable for one year to purchase an additional $1 million of common stock. The exercise price of the warrant shares is fixed at a 40% discount to market at the time of the exercise, however, in the event the warrants are exercised on or before March 30, 2016, the exercise price per share will be capped at the lesser of 40% discount to market or $0.25 per share. There is a one-year lock up on the shares acquired in the initial stock purchase.

Medizone’s CEO, Edwin Marshall commented, “GYD S.A.’s founder and Chief Executive Officer, Gerardo Guzman Hargous, is a graduate of Pontificia Universidad Catolica and holds an MBA from the University of Chicago. Mr. Hargous has a successful history of starting businesses in Chile and expanding them throughout South America.  For example, he is the founder of GMS Productos Grбficos Ltda. (“GMS”), a graphics business in Chile.  After building the business successfully for 20 years, in 2003 Mr. Hargous sold GMS to Antalis Group.  GMS  also had the representation of Fuji S.A. a division of Fuji, Japan. Later, he founded and expanded Best Way Group, a pest control company, which he sold in 2014 to Rentokil Initial plc, traded on the London Stock Exchange. In addition to his entrepreneurial activity in South America, Mr. Hargous also taught options trading at the University of Chile in Santiago.

“In addition to GYD providing Medizone International a single point of contact for regulatory approval and distribution in South America, Mr. Hargous will add to the company’s global strategic strength by assuming an advisory role to our board of directors.  Medizone welcomes him as a strategic partner to its global AsepticSure distribution plan,” added Mr. Marshall.

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.